Exhibit 99(d)(9)

JOHN HANCOCK CAPITAL SERIES

on behalf of John Hancock U.S. Global Leaders Growth Fund

AMENDMENT TO SUBADVISORY AGREEMENT

AMENDMENT made as of the     31st     day of March, 2024, to the Subadvisory Agreement dated August 3, 2018 (the “Agreement”) between John Hancock Investment Management LLC (formerly, John Hancock Advisers, LLC), a Delaware limited liability company (the Adviser), and Sustainable Growth Advisers, LP, a Delaware limited partnership (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement relating to the compensation of the Subadviser is replaced in its entirety by the attached Appendix A. Appendix A is amended to revise the fee aggregation provisions for John Hancock U.S. Global Leaders Growth Fund. This Amendment supersedes any prior amendment to the Agreement relating to compensation of the Subadviser.

2.	EXECUTION

This Agreement and any amendments hereto and any notices or other communications hereunder that are required to be in writing may be in electronic form (including without limitation by facsimile and, in the case of notices and other communications, email) and may be executed by means of electronic signatures.

3.	EFFECTIVE DATE

This Amendment shall become effective on April 1, 2024.

4.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

5.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

SUSTAINABLE GROWTH ADVISERS, LP

By:	/s/ Daniel Callaway
Name:	Daniel Callaway
Title:	General Counsel

APPENDIX A

The Subadviser shall serve as investment subadviser for the Portfolios of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the net assets of each Portfolio managed by the Subadviser, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

Portfolio	[ ]*

John Hancock U.S. Global Leaders Growth Fund	[ ]%

*

The term Aggregate Net Assets includes the net assets of a Portfolio managed by the Subadviser. It also includes with respect to the Portfolio the net assets of one or more other portfolios of the Trust or other portfolios managed by the Subadviser, as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are either managed by the Subadviser or represent an investment in another fund managed by the Subadviser. For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each other portfolio are determined as of the close of business on the previous business day (and to the extent not available, as of the most recent practicable day) of each such other portfolio.

Trust Portfolio(s)	Other Portfolio(s)

John Hancock U.S. Global Leaders Growth Fund	John Hancock U.S. Global Leaders Growth Trust, a series trust of the John Hancock Trust Company Collective Investment Trust

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio, which for each day shall be equal to: (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets; divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide the Subadviser with such information as the Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.